EXHIBIT C

September 6, 2013

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
FBR Capital Markets & Co.
As Representatives of the several underwriters
c/o Merrill Lynch, Pierce, Fenner & Smith
Incorporated
One Bryant Park
New York, New York 10036

Re:           Proposed Public Offering by Stonegate Mortgage Corporation

Dear Sirs:

The undersigned, an officer and/or director of Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Barclay Capital Inc. (“Barclays”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and FBR Capital Markets & Co. (“FBR”), together with the other underwriters, propose(s) to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the Selling Shareholders who are parties thereto, if any, providing for the public offering of shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with Merrill Lynch, Barclays, Credit Suisse and FBR, as representatives of the several underwriters to be named in the Underwriting Agreement, that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or, subject to the exceptions set forth below, exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the offering.

Merrill Lynch agrees that, at least five business days (or such shorter period consented to by the Company) before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of the Common Stock, if announcement of such impending release or waiver is required by FINRA Rule 5131, Merrill Lynch will notify the Company of the impending release or waiver, and the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Merrill Lynch hereunder to any such officer or director shall only be effective two business days after the publication date of such press release if announcement of such impending release or waiver is required by FINRA Rule 5131. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer. Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities, without the prior written consent of Merrill Lynch, as set forth below; provided that (1) each donee, trustee, distributee, transferee or lender, as the case may be, agrees to be bound in writing by the restrictions set forth herein, (2) any report filed with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, identifies this nature of the transfer and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding any such transfer:

(i)           as a bona fide gift or gifts; or

(ii)           to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)           to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(iv)           in order to reimburse or pay federal income tax and withholding obligations in connection with vesting of restricted stock grants or the exercise of stock options granted under any benefit or incentive plan of the Company currently in effect and disclosed in the Registration Statement; or

(v)           as collateral for any loan.

Notwithstanding the foregoing, nothing shall prevent or restrict the undersigned from (i) purchasing securities of the Company in a public or private transaction, purchasing any exchange traded options or warrants based on shares of the Common Stock of the Company, or purchasing other publicly traded securities of or related to the Company on the open market, (ii) exercising any options, warrants or other convertible securities issued to or held by the undersigned, including those granted under any benefit or incentive plan of the Company, (iii) requesting the registration of any securities of the Company held by the undersigned pursuant to the Registration Rights Agreement (the “Registration Rights Agreement”), by and

between the Company and FBR Capital Markets & Co., for itself and for the benefit of the purchasers of the shares of Common Stock sold in the private offering completed by the Company on May 15, 2013, and their direct and indirect transferees; provided that no sale or other transfer of such registered securities that would otherwise be prohibited by this Agreement may be effected by the undersigned following such registration during the 180-day lock-up period, (iv) signing a registration statement to be filed with the Securities and Exchange Commission and participating in or causing the filing thereof, or (v) assisting the Company in complying with its obligations under the Registration Rights Agreement or the Underwriting Agreement.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

This letter applies to the undersigned in the undersigned’s capacity as a director and/or officer of the Company and does not apply to any securities beneficially owned by Stonegate Investors Holdings LLC or its affiliates. Stonegate Investors Holdings LLC is party to a separate letter with respect to securities of the Company beneficially owned by it.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

This letter shall terminate and be of no further force and effect if the Underwriting Agreement is not executed and delivered prior to December 15, 2013.

Very truly yours,

Signature:	/s/ Sam Levinson

Print Name:	Sam Levinson